Exhibit 3.2

CERTIFICATE OF TRUST OF

COTWO ADVISORS PHYSICAL EUROPEAN CARBON ALLOWANCE TRUST

THIS Certificate of Trust of COtwo Advisors Physical European Carbon Allowance Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et -)(the “Act”).

1.	Name. The name of the statutory trust formed by this Certificate of Trust is COtwo Advisors Physical European Carbon Allowance Trust.

2.	Delaware Trustee. The name and address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 381l(a)(l) of the Act.

WILMINGTON TRUST, NATIONAL
ASSOCIATION, not in its individual capacity but solely as trustee

By:	/s/ David B. Young
Name:	David B. Young
Title:	Vice President